EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated November 21, 2007 for the Frontier MicroCap Fund (the “Fund”), and to all references to our firm included in or made a part of this Post-Effective Amendment No. 32 under the Securities Act of 1933 and Amendment No. 32 under the Investment Company Act of 1940 to the Frontier Funds, Inc. Registration Statement on Form N-1A (File Nos. 33-43616 and 811-6449), including the references to our firm under the heading “Financial Highlights” in the prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information of the Fund.

/s/ SANVILLE & COMPANY

Abington, Pennsylvania

January 18, 2008